UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane
Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On December 13, 2007, Kelly J. Barlow and Peter H. Kamin resigned as members of the Board of Directors (the “Board”) of SIRVA, Inc. (“SIRVA”), both effective immediately.  The resignations of Messrs. Barlow and Kamin are not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.

Item 8.01.              Other Events.

                Amendment to Directors Compensation Policy

                On December 12, 2007, the Board amended and restated the SIRVA, Inc. Directors Compensation Policy (as amended, the “Policy”).  Because of the abnormally low trading price of SIRVA’s common stock, the Board determined that it was in the best interests of SIRVA and its stockholders to amend the Policy to eliminate the stock component of the Policy to prevent the dilution to existing stockholders that would have resulted if SIRVA were to issue deferred stock to directors in accordance with the terms of the Policy.  In addition, the Board amended the Policy to decrease the annual base compensation payable to directors from $100,000 to $40,000 in cash.  The Policy is effective as of October 1, 2007 and is attached hereto as Exhibit 10.1 and incorporated herein by reference.

                Management Appointments

                On December 14, 2007, SIRVA issued a press release announcing the appointments of Michael Wolfe to President, North American Moving Services, and Andrew Coolidge to Vice President and General Manager, International Moving Services.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)          Exhibits

10.1	SIRVA, Inc. Directors Compensation Policy, as amended and restated as of October 1, 2007.

99.1	Press Release dated December 14, 2007.

SIGNATURES

                                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: December 17, 2007

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description

10.1	SIRVA, Inc. Directors Compensation Policy, as amended and restated as of October 1, 2007.

99.1	Press Release dated December 14, 2007.